Exhibit 22
Subsidiary Guarantors of Guaranteed Securities
The following subsidiaries of Teleflex Incorporated are guarantors of its $500 million principal amount of 4.25% Senior Notes due 2028 and its $500 million principal amount of 5.875% Senior Notes due 2032:
Arrow International LLC
Arrow Interventional, Inc.
EPIC MedTec OEM LLC
NeoTract, Inc.
Standard Bariatrics, Inc.
Teleflex Life Sciences LLC
Teleflex Life Sciences II LLC
Teleflex LLC
Teleflex Logistics LLC
Teleflex Medical Devices LLC
Teleflex Medical Incorporated
Teleflex Medical OEM LLC
Traverse Vascular, Inc.
TFX North America Inc.
Vascular Solutions LLC
Z-Medica, LLC
Z-Medica Acquisition, LLC
Zeus Buyer, Inc.